Exhibit 1

AGREEMENT OF JOINT FILING

Pursuant to rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the “Statement”) to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed is on the behalf of each of them.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 16, 2010.

                 FIRST NEW YORK SECURITIES L.L.C.

                By: /s/ Harris Sufian
               Name: Harris Sufian
               Title:   Managing Member

               /s/ Dimitrios Balodimas
                Dimitrios Balodimas

               /s/ Thomas F. Donino
                Thomas F. Donino